   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1999



                                                      REGISTRATION NO. 333-69469

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       LATTICE SEMICONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)
                           --------------------------

                      DELAWARE                                             93-0835214
          (State or other jurisdiction of                               (I.R.S. Employer
           incorporation or organization)                            Identification Number)

                             5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                               STEPHEN A. SKAGGS
                            CHIEF FINANCIAL OFFICER
                       LATTICE SEMICONDUCTOR CORPORATION
                             5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF SECURITIES                  AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
             TO BE REGISTERED                  BE REGISTERED        PER SHARE(1)       OFFERING PRICE     REGISTRATION FEE
Common Stock, $0.01 par value per share,
  upon exercise of warrants to purchase
  shares of Common Stock...................    50,098 shares          $47.875          $2,398,441.75         $666.77(2)



(1) The proposed maximum offering price per share was estimated pursuant to Rule 457(g) under the Securities Act. Under such Rule, the per share price is estimated by reference to the exercise price of the securities, which is $47.875.



(2) Registration fee previously paid.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 1999


                             PRELIMINARY PROSPECTUS


                                     [LOGO]

                                 50,098 SHARES


                                  COMMON STOCK

                                ---------------


        This prospectus relates to 50,098 shares of common stock of Lattice Semiconductor Corporation that are issuable upon exercise of a warrant granted to Bain & Company, Inc., the selling stockholder identified in this prospectus. The selling stockholder is offering all of the shares to be sold in the offering. Lattice will not receive any of the proceeds from the offering.



        Lattice's common stock is traded on the Nasdaq National Market under the symbol "LSCC."


                        --------------------------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        --------------------------------


                   The date of this prospectus is

                                  THE COMPANY


    Lattice Semiconductor Corporation was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Its principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, and its telephone number at that location is (503) 681-0118.



                               SUMMARY OF WARRANT



    This prospectus is part of a registration statement on Form S-3 (file no. 333-69469) and relates to 50,098 shares of Lattice's common stock, $0.01 par value, that are issuable upon exercise of a warrant granted to Bain & Company, Inc. The warrant was approved by the Board of Directors of Lattice on May 5, 1998. The initial exercise price for the warrant is $47.875 per share. The warrant expires on May 5, 2003. For a complete description of the terms of the warrant, you should read the warrant, which is an exhibit to our registration statement referenced above.



                                  RISK FACTORS



    AN INVESTMENT IN THE SHARES OF OUR COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT.



    SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. YOU CAN IDENTIFY THESE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE" AND "CONTINUE" OR SIMILAR WORDS. YOU SHOULD READ STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY: (1) DISCUSS OUR FUTURE EXPECTATIONS; (2) CONTAIN PROJECTIONS OF OUR FUTURE OPERATING RESULTS OR OF OUR FUTURE FINANCIAL CONDITION; OR (3) STATE OTHER "FORWARD-LOOKING" INFORMATION. WE BELIEVE IT IS IMPORTANT TO COMMUNICATE OUR EXPECTATIONS TO OUR INVESTORS. THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL.



    THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THESE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS AND THAT UPON THE OCCURRENCE OF ANY OF THESE EVENTS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.



WE DEPEND ON INDEPENDENT ASIAN FOUNDRIES FOR THE SUPPLY AND QUALITY OF OUR
  FINISHED SILICON WAFERS.



    We do not manufacture finished silicon wafers. However, our semiconductor products require silicon wafers manufactured with state-of-the-art fabrication equipment and techniques. As a result, our strategy has been to maintain relationships with large semiconductor foundries for our silicon wafer production. All our silicon wafers are currently manufactured by either Seiko Epson in Japan or the UMC Group, a group of affiliated companies in Taiwan. If Seiko Epson, through its U.S. affiliate Epson Electronics America, or the UMC Group significantly interrupts our wafer supply, our operating results would be adversely affected.



    Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be adversely affected by significant increases in overall industry wafer demand or interruptions in wafer supply. In the past, we have experienced delays in obtaining wafers and supply commitments from our foundries. We negotiate wafer prices and supply commitments on at least an annual basis with Seiko Epson, Epson Electronics America and the UMC Group. We currently anticipate that our current supply commitments are adequate through fiscal 1999. However, existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. If Seiko Epson, Epson Electronics America or the UMC Group reduces our supply commitment or increases our wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be adversely affected.



    Our two suppliers operate foundries located in Asia. Although we have yet not experienced significant interruption in supply from our foundries due to local conditions, the economic, financial, social and political situation in Asia has recently been volatile. Financial difficulties, new governmental restrictions, prolonged work stoppages or other difficulties experienced by our Asian foundries as a result of the specific conditions in Asia may disrupt our wafer supply and would have an adverse effect on our operating results. Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen has fluctuated in the past and may not remain stable in the future. Future deterioration of dollar-yen exchange rates could have an adverse effect on our operating results.



    Many of the other factors that could change or disrupt our wafer supply arrangements are beyond our control. For example, a disruption of Seiko Epson's or UMC Group's foundry operations as a result of a fire, earthquake or other natural disaster would disrupt our wafer shipments and would have an adverse effect on our operating results.



    We also depend on our foundries to produce and deliver silicon wafers with acceptable yields in a timely manner. Substantially all of our revenues are derived from semiconductor products based on a specialized silicon wafer manufacturing process technology called E(2)CMOS-Registered Trademark-. The manufacture of high performance E(2)CMOS semiconductors is a complicated and technically demanding process. In order to produce acceptable yields, this manufacturing process requires:



    - a high degree of technical skill;



    - state-of-the-art equipment;



    - the absence of defects in the masks used to print circuits on a wafer;



    - the elimination of minute impurities and errors in each step of the fabrication process; and



    - effective cooperation between the wafer supplier and the circuit designer.



    As is common in our industry, we have experienced yield problems and delays in the past. If our foundries are unable to produce for a prolonged period silicon wafers which meet our specifications with acceptable yields, our operating results could be adversely affected.



    Our future success will depend in part on our ability to maintain and enhance our wafer manufacturing process technology. We anticipate in the future migrating to more advanced wafer manufacturing process technologies using larger wafer sizes and smaller device geometries. We may also utilize additional foundries. Since we depend upon our foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabs. As a result, volume production of our E(2)CMOS-Registered Trademark- process technology at the new fabs of Seiko Epson, the UMC Group or another foundry may not be achieved. This could have an adverse effect on our operating results.



OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEFINE, DEVELOP AND SELL NEW
  PRODUCTS.



    Our future success depends on our ability to introduce new or improved products that meet the needs of customers in a timely fashion while achieving acceptable margins. The success of new or improved products depends on a variety of factors including:



    - product definition;



    - timely and efficient completion of product design;



    - timely and efficient implementation of wafer manufacturing and assembly processes;

    - product performance;



    - the quality and reliability of the product; and



    - effective sales and marketing.



    Our product development commitments and expenditures must be made well in advance of product sales. Therefore, the success of new or improved products depends on our ability to accurately forecast long-term market demand and future technology developments. Even if we accurately forecast long-term market demand and future technology developments, competitors may introduce alternative products that could adversely affect the market acceptance of our new or improved products. Our future revenue growth depends on the market acceptance of our new proprietary ISP product families and the continued market acceptance of our proprietary software development tools. If these product development efforts are not successful or these products do not achieve market acceptance, our operating results will be adversely affected.



WE DEPEND ON INDEPENDENT SUBCONTRACTORS, LOCATED PRIMARILY IN ASIA, FOR THE
  ASSEMBLY AND TESTING OF OUR SEMICONDUCTOR PRODUCTS.



    Our finished silicon wafers are assembled and tested by independent subcontractors located in Hong Kong, Malaysia, the Philippines, South Korea, Taiwan and the United States. If these independent subcontractors disrupt our supply of finished product, there could be an adverse effect on our operating results.



    Most of our assembly and test subcontractors are located in Asia. Although we have yet not experienced significant interruption in our supply of finished product from our subcontractors due to local conditions, the economic, financial, social and political situation in Asia has recently been volatile. Financial difficulties, new governmental restrictions, prolonged work stoppages or other difficulties experienced by our Asian subcontractors as a result of the specific conditions in Asia may disrupt our supply of finished product and could have an adverse effect on our operating results.



    We also rely on these subcontractors to assemble and test our devices with acceptable quality and yields. The majority of our revenue is derived from semiconductor products assembled in advanced packages. The assembly of advanced packages is a complex process requiring:



    - a high degree of technical skill;



    - state-of-the-art equipment;



    - the absence of defects in lead frames used to attach semiconductor devices to the package;



    - the elimination of raw material impurities and errors in each step of the process; and



    - effective cooperation between the assembly subcontractor and the device manufacturer.



    We have in the past experienced quality and yield problems with our assembly and test subcontractors. If we experience prolonged problems in the future there could be an adverse affect on our operating results.



OUR FINANCIAL RESULTS ARE AFFECTED BY THE CYCLICAL NATURE OF THE SEMICONDUCTOR
  INDUSTRY.



    The semiconductor industry is highly cyclical. In the past, the semiconductor industry has been subject to significant downturns as a result of:



    - diminished demand for semiconductor products;



    - general reductions in semiconductor inventory levels by customers;



    - excess production capacity; and

    - accelerated declines in average selling prices.



    If these or other conditions in the semiconductor industry occur in the future, there could be an adverse effect on our operating results.



OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.



    Our quarterly operating results may fluctuate in the future as a result of a number of factors, including:



    - the cyclical nature of the semiconductor industry;



    - the cyclical nature of demand for our customers' products;



    - general economic conditions in the countries where we sell our products;



    - price competition;



    - the timing of our and our competitors' new product introductions;



    - product obsolescence;



    - the scheduling, rescheduling and cancellation of large orders by our customers;



    - our ability to develop new process technologies and achieve volume production at the new fabs of Seiko Epson, the UMC Group or another foundry;



    - changes in manufacturing yields;



    - adverse movements in exchange rates, interest rates or tax rates; and



    - the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.



As a result, our past financial results are not necessarily a good predictor of our future financial results. In the past we have increased our operating expenses and investment in manufacturing capacity in anticipation of future revenue growth. If future revenue growth were not to occur in these circumstances, our operating results would be adversely affected.



OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.



    In recent years, the stock market has experienced extreme price volatility and the price of our common stock has been subject to wide fluctuations. The overall stock market, the prices of semiconductor stocks in general and the price of our stock may continue to fluctuate greatly. The price of our stock may be significantly affected by various factors including:



    - general price fluctuations of the overall stock market and semiconductor stocks;



    - quarter to quarter variations in our operating results;



    - shortfalls in revenues or earnings from levels expected by securities analysts;



    - announcements of technological innovations or new products by us or our competitors; and



    - patent or other proprietary rights developments or litigation.



OUR FINANCIAL RESULTS ARE DEPENDENT ON OUR ABILITY TO COMPETE SUCCESSFULLY IN
  THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY.



    The semiconductor industry is intensely competitive and is characterized by:



    - rapid technological change;

    - sudden price fluctuations;



    - price competition;



    - rapid rates of product obsolescence;



    - periodic shortages of materials and manufacturing capacity;



    - variations in manufacturing costs and yields; and



    - intense competition for sales and distribution channels.



    We compete with major domestic and international semiconductor companies as well as with emerging companies. We compete directly with companies that have developed or licensed similar technology and with companies that have licensed our products and technology. We compete indirectly with a wide variety of semiconductor companies that offer products and solutions based on alternative technologies. In addition, we may experience significant competition from foreign companies in the future. Many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources than we do. Competition may also increase as the programmable logic device market expands. If our competitors develop new products or technologies with better price or performance characteristics, our operating results could be adversely affected. In addition, if our products become non-competitive or obsolete due to the introduction of competitive products, our operating results could be adversely affected.



WE COMPETE WITH OTHER TECHNOLOGY FIRMS TO ATTRACT AND RETAIN KEY TECHNICAL AND
  MANAGEMENT PERSONNEL.



    Our future success depends in part on our ability to attract and retain highly qualified technical and management personnel, particularly highly skilled engineers that can develop new products and process technologies. Competition for technical and management personnel is intense in our industry. We may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we lose existing qualified personnel or are unable to hire new qualified personnel, our product development cycles could be delayed and our operating results adversely affected.



WE ARE DEPENDENT ON EXPORT SALES FOR A SIGNIFICANT PORTION OF OUR REVENUE.



    Export sales accounted for 50% of our revenues for the first nine months of fiscal 1999 and 51% of our revenues for the first nine months of fiscal 1998. Our export sales face unique risks frequently associated with foreign economies including:



    - changes in local economic conditions;



    - exchange rate volatility;



    - the imposition of governmental controls;



    - export license requirements;



    - restrictions on the export of technology;



    - political instability;



    - trade restrictions;



    - changes in tax laws;



    - changes in tariffs or freight rates;



    - interruptions in air transportation; and

    - difficulties in staffing and managing foreign sales offices.



    For example, our export sales have recently been affected by the Asian economic crisis. Significant changes in the economic climate in the foreign countries where we derive our export sales could have an adverse effect on our operating results.



WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY
  FACE SIGNIFICANT FUTURE LITIGATION EXPENSES.



    Our success depends in part on our proprietary technology. We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. We believe that our future success will increasingly depend on:



    - technological expertise;



    - continued development of new and improved products; and



    - market acceptance of our new and improved silicon and software products.



However, we may not be able to protect our technology. In addition, our competitors may develop similar technology independently. We currently have a number of United States and foreign patents and patent applications. However, the claims allowed on any of our patents may not be sufficiently broad to protect our technology. We may also fail to obtain patents from pending and filed patent applications. Finally, patents issued to us may be challenged, invalidated or circumvented and any rights allowed under these patents may not provide any competitive advantage.



    Companies in the semiconductor industry vigorously pursue protection of their intellectual property rights. Any future protracted litigation we may be involved in will utilize financial and management resources, which could have an adverse effect on our operating results. We may also be subject to future intellectual property claims. If these intellectual property claims were to occur, we may not be able to obtain a license on favorable terms or without our operating results being adversely affected.



WE MAY BE UNSUCCESSFUL IN ACHIEVING YEAR 2000 COMPLIANCE IN A TIMELY MANNER.



    Many currently installed computer systems and software products experience difficulty distinguishing between twenty-first century dates and twentieth century dates. This is commonly known as the Year 2000 problem.



    We are currently working to address the potential impact of the Year 2000 on the processing of information by our computerized systems, including interfaces to our business partners. We have established a project team to manage Year 2000 activities. The project is divided into three phases: assessment, compliance and testing. We are currently in the compliance phase. We plan to complete our compliance and testing effort by the third calendar quarter of 1999.



    We do not anticipate that resolution of Year 2000 issues will have a material adverse impact on our financial position or operating results. As a result, we have not yet established formal contingency plans. However, if we or our critical business partners are not successful in addressing Year 2000 issues on a timely basis, our operating results could be adversely affected. We believe the most reasonably likely worst case Year 2000 scenario is a temporary disruption in supplier deliveries or customer shipments. If severe disruptions in these two areas occur and are not corrected in a timely manner, we may experience a revenue or profit shortfall in the first half of calendar year 2000.


                                USE OF PROCEEDS


    The proceeds received by the Company upon exercise of the warrant will be used for general working capital purposes.

                          PRICE RANGE OF COMMON STOCK


    The following table sets forth the range of high and low sale prices of Lattice's common stock for the indicated periods, as reported by the Nasdaq National Market. On February 22, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $49 3/16 per share. As of February 22, 1999, Lattice had approximately 364 holders of record of the common stock.



                                                      HIGH        LOW
                                                     -------    -------
Fiscal year ended March 29, 1997:
  First Quarter...................................    36 1/4     21 5/8
  Second Quarter..................................    31 1/2     19 3/4
  Third Quarter...................................    47         27 1/2
  Fourth Quarter..................................    54 7/8     39 3/4

Fiscal year ended March 28, 1998:
  First Quarter...................................    62 5/8     41 1/2
  Second Quarter..................................    74 1/2     54 7/8
  Third Quarter...................................    67 1/2     45
  Fourth Quarter..................................    57         39 3/4

Fiscal year ending April 3, 1999
  First Quarter...................................    54 5/8     25 5/8
  Second Quarter..................................    36 5/8     23 1/4
  Third Quarter...................................   46 1/2      18 7/8
  Fourth Quarter (through February 22, 1999)......   56 5/16    42 7/8



                                DIVIDEND POLICY



    Lattice has never declared or paid cash dividends on its common stock. The Board of Directors currently intends to retain all earnings for use in Lattice's business. Therefore, Lattice does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future.



                              PLAN OF DISTRIBUTION



    Bain & Company, Inc. (the "selling stockholder") may sell all or a portion of the shares from time to time on the Nasdaq National Market for its own accounts at prices prevailing in the public market at the times of such sales. The selling stockholder may also make private sales directly or through one or more brokers. These brokers may act as agents or as principals. The selling stockholder will pay all sales commissions and similar expenses related to the sale of the shares. Lattice will pay all expenses related to the registration of the shares.



    The selling stockholder and any broker executing selling orders on behalf of the selling stockholder may be considered an "underwriter" under the Securities Act. As a result, commissions received by a broker may be treated as underwriting commissions under the Securities Act. Any broker-dealer participating as an agent in that kind of transaction may receive commissions from the selling stockholder and from any purchaser of shares.



                                 LEGAL MATTERS



    Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, has passed upon the validity of the issuance of the common stock offered by this prospectus for Lattice. Larry W. Sonsini, an officer of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is a director of Lattice and owns options to purchase an aggregate of 18,000 shares of Lattice's common stock and an aggregate of 2,340 shares of Lattice's common stock.

                                    EXPERTS



    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lattice Semiconductor Corporation for the year ended March 28, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                      WHERE YOU CAN FIND MORE INFORMATION



    We file reports, proxy statements and other information with the Commission, in accordance with the Securities and Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site http:// www.sec.gov.



    The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:



    - Lattice's Annual Report on Form 10-K for the fiscal year ended March 28, 1998;



    - Lattice's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 2, 1999, September 26, 1998 and June 27, 1998;



    - The description of Lattice's common stock which is contained in Lattice's registration statement on Form 8-A filed with the Commission on September 27, 1989, including any amendment or report filed for the purpose of updating any such description; and



    - The description of the preferred stock purchase rights of Lattice contained in Lattice's registration statement on Form 8-A filed with the Commission on September 13, 1991.



    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:



    Chief Financial Officer
    Lattice Semiconductor Corporation
    5555 N.E. Moore Court
    Hillsboro, Oregon 97124-6421
    (503) 681-0118



    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date on the front of this document.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee.........  $   666.77
Fees and expenses of counsel................................    8,000.00
Fees and expenses of accountants............................    2,000.00
Blue sky fees and expenses..................................    1,500.00
Miscellaneous...............................................      333.23
                                                              ----------
    Total...................................................  $12,500.00
                                                              ----------
                                                              ----------


    Except for the Securities and Exchange Commission registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by Lattice.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Lattice's Certificate of Incorporation (the "Certificate") limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for their conduct as a director. Lattice's Bylaws provide that Lattice shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law.


    Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be permitted to foregoing provisions and agreements, the Registrant has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.


  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
       4.1   Form of Warrant to Purchase Shares of Common Stock dated May 5, 1998.*

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the
               Registrant.*

      23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

      23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the
               Registrant (included in Exhibit 5.1).*

      24.1   Power of Attorney (see page II-3 of the initial filing of this Form S-3).*


------------------------


*   Previously filed.


ITEM 17.  UNDERTAKINGS.

    (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on February 23, 1999.


                                LATTICE SEMICONDUCTOR CORPORATION

                                By:              /s/ CYRUS Y. TSUI
                                     -----------------------------------------
                                                   Cyrus Y. Tsui
                                         PRESIDENT, CHIEF EXECUTIVE OFFICER
                                             AND CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



        SIGNATURE                       TITLE                      DATE
-------------------------  -------------------------------  -------------------

                           President, Chief Executive
    /s/ CYRUS Y. TSUI        Officer (Principal Executive
-------------------------    Officer) and Chairman of the    February 23, 1999
      Cyrus Y. Tsui          Board of Directors

                           Senior Vice President, Chief
  /s/ STEPHEN A. SKAGGS      Financial Officer (Principal
-------------------------    Financial Officer) and          February 23, 1999
    Stephen A. Skaggs        Secretary

            *
-------------------------  Director                          February 23, 1999
    Mark O. Hatfield

            *
-------------------------  Director                          February 23, 1999
     Daniel S. Hauer

            *
-------------------------  Director                          February 23, 1999
     Harry A. Merlo

            *
-------------------------  Director                          February 23, 1999
    Larry W. Sonsini

            *
-------------------------  Director                          February 23, 1999
    Douglas C. Strain



*By:  /s/ STEPHEN A. SKAGGS
      -------------------------
      Stephen A. Skaggs,
      ATTORNEY-IN-FACT

                       LATTICE SEMICONDUCTOR CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3
                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       4.1   Form of Warrant to Purchase Shares of Common Stock dated May 5, 1998.*

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.*

      23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

      23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant
               (included in Exhibit 5.1).*

      24.1   Power of Attorney (see page II-3 of the initial filing of this Form S-3).*


------------------------


*   Previously filed.